Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS
Iowa City, Iowa, April 24, 2014 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported results for its three months ended March 31, 2014. Net income for the first quarter of 2014 rose to $5.0 million, compared with $4.8 million for the same period last year. Diluted earnings per share were $0.58 for the first quarter of 2014, compared with $0.56 for the first quarter of 2013.
Earnings comparisons between the first quarter of 2014 and the same period in 2013 were driven primarily by:

•	a 5.5% decrease in noninterest expense; and

•	a 5.9% increase in noninterest income, primarily due to increased gains on the sale of investment securities available for sale; partially offset by

•	a 1.9% decrease in net interest income.
“We are pleased with our net income for the first quarter as well as our return on tangible equity of 11.90%, which was achieved on a tangible equity to tangible asset ratio of 10.04%,” stated President and Chief Executive Officer, Charles N. Funk. “We also acknowledge that revenue growth continues to be extremely difficult in the current environment.”
Results of Operations
Net interest income for the first quarter of 2014 decreased $0.3 million, or 1.9%, from $13.8 million for the first quarter of 2013, to $13.5 million. Loan interest income decreased $0.2 million, or 1.4%, to $11.9 million for the first quarter of 2014, compared to $12.1 million for the same period of 2013, despite an increase in average loan balances, due primarily to the generally low interest rate environment and increased market competition for quality borrowers. Income from investment securities decreased to $3.7 million for the first quarter of 2014 compared to $4.0 million for the first quarter of 2013, due mainly to a decrease of $66.2 million in the average balance of investment securities between the two comparable periods. Income from loan pool participations was $0.3 million for the first quarter of 2014, a decrease of $0.8 million compared to the same period a year ago, on a significantly lower level of investment in 2014, as the Company continues to exit this line of business as balances pay down. Loan pool participation income is accounted for on a cash basis when actual payments are received, which can cause income related to this item to vary widely from quarter to quarter. Interest expense decreased $1.0 million, or 29.6%, to $2.4 million for the first quarter of 2014, compared to $3.4 million for the same period of 2013, primarily due to lower expense on deposit accounts resulting from the maturity of higher rate certificates of deposit.
The net interest margin for the first quarter of 2014, calculated on a fully tax-equivalent basis, was 3.55%, or 4 basis points higher than the 3.51% net interest margin for the first quarter of 2013. Lower yields being paid on interest-bearing liabilities more than offset the lower rates received on interest-earning assets.
The provision for loan losses for the first quarter of 2014 was $0.5 million, an increase of $0.3 million from $0.2 million in the first quarter of 2013. A large loan loss recovery in the first quarter of 2013 resulted in a lower loan loss provision in that period, and was the primary reason for the increase between comparable periods.
Noninterest income for the first quarter of 2014 increased to $4.2 million, up $0.2 million, or 5.9%, from $4.0 million in the first quarter of 2013, primarily due to an increase in gain on sale of investment securities of $0.7 million to $0.8 million for the first quarter of 2014, compared to $0.1 million for the same quarter of 2013. The increase was mainly due to a gain on the sale of the remaining CDO investment securities in the Company’s portfolio in an improved market environment. Trust, investment, and insurance fees increased by $0.2 million, or 12.5%, to $1.5 million during the first quarter of 2014, compared with $1.3 million in the first quarter of 2013, primarily as a result of increased trust department and investment center fee income. These increases were partially offset by a decrease in mortgage origination and loan servicing fees of $0.6 million, or 58.1%, to $0.4 million for the first quarter of 2014, compared to $1.0 million for the same quarter of 2013. The decline was primarily due to a decrease in loans originated for sale on the secondary market, as the demand for mortgage refinancing continued to decline. Service charges and fees on deposit accounts declined from $0.7 million for the first quarter of 2013 to $0.6 million for the first quarter of 2014, a decrease of $0.1 million, or 11.2%, mainly due to lower NSF check fees.
“We were very happy with the ultimate position of our primary regulators regarding the exemption of certain CDOs from the limitations imposed by the Volcker Rule. As a result, we were able to liquidate the entire portfolio at a profit,” stated Mr. Funk. “Additionally, while first mortgage real estate lending was slow in the first quarter, we are beginning to see signs in early April that this may be changing.”
First quarter 2014 noninterest expense was $10.4 million, a decrease of $0.6 million, or 5.5%, from $11.0 million for the first quarter of 2013. With the exception of a small increase in data processing expense, all other noninterest expense categories experienced a decline for the first quarter of 2014, compared with the first quarter of 2013, due primarily to expense control measures.
Income tax expense was $1.9 million for the first quarter of 2014 compared with $1.8 million for the same period in 2013. The expense variation was primarily due to changes in the levels of taxable income between the comparable periods.
Balance Sheet and Asset Quality
Total assets declined slightly to $1.75 billion at March 31, 2014 from $1.76 billion at December 31, 2013, resulting primarily from decreased loan balances and a decrease in loan pool participations, partially offset by an increase in cash and cash equivalents and net premises and equipment. Repurchase agreements and federal funds purchased both decreased, while Federal Home Loan Bank borrowings and deposits both increased slightly. Repurchase agreements decreased $8.9 million to $52.3 million at March 31, 2014, from $61.2 million at December 31, 2013, while federal funds purchased decreased from $5.5 million at December 31, 2013 to none at March 31, 2014. Total deposits at March 31, 2014, increased to $1.38 billion, an increase of $0.7 million, or 0.1%, from December 31, 2013, and FHLB borrowings increased $2.0 million, or 1.9%, to $108.9 million. The deposit increase was primarily concentrated in interest-bearing checking accounts, while certificate of deposit accounts continued to decline due to the low interest rates being paid on time deposits, and depositors choosing other investment products or highly-liquid alternatives such as savings and money market accounts.
Total bank loans (excluding loan pool participations and loans held for sale) decreased $15.5 million to $1.07 billion at March 31, 2014, compared to $1.09 billion as of December 31, 2013. This decrease was primarily in agricultural loans, other commercial real estate loans, farmland loans, and one- to four- family first liens. Decreases in these categories were partially offset by an increase in commercial and industrial loans. As of March 31, 2014, the largest category of bank loans was commercial real estate, comprising 39% of the portfolio, of which 8% was farmland, 7% was construction and development, and 5% was multifamily residential mortgages. Commercial and industrial loans was the next largest category at 25%, followed by residential real estate loans at 25%, agricultural loans at 8%, and consumer loans at 2%.
“While we often see seasonal declines in loan demand in the first quarter, we expect loan growth to resume in the second quarter,” continued Mr. Funk. “Deposit generation remains a challenge in our market area.”
Nonperforming bank loans decreased from $13.8 million, or 1.27% of total bank loans, at December 31, 2013, to $12.8 million, or 1.19% of total bank loans, at March 31, 2014. At March 31, 2014, nonperforming loans consisted of $3.5 million in nonaccrual loans, $9.0 million in troubled debt restructures (“TDRs”) and $0.4 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $3.2 million, TDRs of $9.2 million, and loans past due 90 days or more and still accruing of $1.4 million at December 31, 2013. The decrease in overall nonperforming loans was primarily due to annual payments collected from three TDR-status borrowers, along with the $1.0 million reduction in loans 90 days past due and still accruing interest, while nonaccrual loans increased slightly. Bank loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $4.7 million at March 31, 2014, compared with $4.9 million at December 31, 2013. At March 31, 2014, other real estate owned (not included in nonperforming loans) was $2.0 million, up from $1.8 million at December 31, 2013. During the first quarter of 2014, the Company added two properties to other real estate owned, with no real estate property sales. As of March 31, 2014, the allowance for bank loan losses was $16.4 million, or 1.53% of total bank loans, compared with $16.2 million, or 1.49% of total bank loans, at December 31, 2013. The allowance for loan losses represented 128.18% of nonperforming bank loans at March 31, 2014, compared with 117.44% of nonperforming bank loans at December 31,

2013. The Company had net bank loan charge-offs of $0.2 million in the three months ended March 31, 2014, or an annualized 0.08% of average bank loans outstanding, compared to net recoveries of $0.1 million, or an annualized 0.04% of average bank loans outstanding, for the same period of 2013.
“We take great pride in our credit culture and we believe these numbers compare very well with our peers,” said Mr. Funk.
Loan pool participations (participation interests in performing, subperforming and nonperforming loans that have been purchased from various nonaffiliated banking organizations) were $25.5 million at March 31, 2014, down from $27.7 million at December 31, 2013. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down, as it is not part of its core business strategy.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (after all expenses) on loan pool participations was 4.20% and 11.97% for the first three months of 2014 and 2013, respectively. The net yield was lower in the first quarter of 2014 compared to the same period of 2013 due to fewer gains realized from loan payoffs in the portfolio at a value greater than their net book value. Including loan pool participations, the loan to deposit ratio was 79.9% as of March 31, 2014, compared with 81.2% as of December 31, 2013.
Investment securities totaled $530.9 million at March 31, 2014, or 30.4% of total assets, virtually unchanged from $531.2 million, or 30.3% of total assets, as of December 31, 2013. A total of $496.9 million of the investment securities were classified as available for sale at March 31, 2014. As of March 31, 2014, the portfolio consisted mainly of U.S. government agencies (9.3%), mortgage-backed securities and collateralized mortgage obligations (39.3%), and obligations of states and political subdivisions (43.7%).
Capital Adequacy
Total shareholders’ equity was $183.1 million as of March 31, 2014, compared to $178.0 million as of December 31, 2013, an increase of $5.1 million, or 2.9%. This increase was primarily attributable to net income of $5.0 million for the first quarter of 2014, and a $1.9 million increase in accumulated other comprehensive income due to market value adjustments on investment securities available for sale. These increases were partially offset by the payment of $1.2 million in common stock dividends, and a $0.4 million increase in treasury stock due to repurchases. The total shareholders’ equity to total assets ratio was 10.49% at March 31, 2014, up from 10.14% at December 31, 2013. The tangible equity to tangible assets ratio was 10.04% at March 31, 2014, compared with 9.69% at December 31, 2013. Tangible book value per share was $20.59 at March 31, 2014, an increase from $19.95 per share at December 31, 2013.
“We believe our balance sheet and capital position remain strong,” concluded Mr. Funk. “We continue to actively look for productive ways to deploy our capital resources.”
Dividend Reinvestment Plan Announced
The Company has recently established The MidWestOne Financial Group, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) for its registered shareholders. The Plan allows for the reinvestment of all or a portion of dividends paid on Company stock into additional shares of common stock, generally without any fees or commissions. Plan participants may also make additional cash purchases of shares up to $1,000 per month. The Plan is being administered by the Company’s transfer agent, IST Shareholder Services. Interested shareholders should contact IST directly at 800-757-5755.
Quarterly Cash Dividend Declared
On April 17, 2014, the Company’s board of directors declared a second quarter cash dividend of $0.145 per common share, which is the same as the dividend paid last quarter. The dividend is payable June 16, 2014 to shareholders of record at the close of business on June 1, 2014. At this quarterly rate, the indicated annual cash dividend is equal to $0.58 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, April 25, 2014. To participate, dial 888-317-6016 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until May 19, 2014 on the Company’s web site: www.midwestone.com. A transcript of the call will also be available on the web site within three business days of the event.

About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company’s bank subsidiary MidWestOne Bank, is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Iowa City, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as rules approved by the federal bank regulatory agencies to implement the Basel III capital accord), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) volatility of rate-sensitive deposits; (14) operational risks, including data processing system failures or fraud; (15) asset/liability matching risks and liquidity risks; (16) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, net interest margin, the tangible equity to tangible assets ratio, return on average tangible equity, and the efficiency ratio. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of
	March 31,	December 31,	March 31,
(dollars in thousands, except per share data)	2014	2013	2013
Tangible Equity
Total shareholders’ equity	$183,143	$178,016	$176,865
Less: Intangible assets, net	(8,669)	(8,806)	(9,303)
Tangible equity	$174,474	$169,210	$167,562
Tangible Assets
Total assets	$1,745,913	$1,755,218	$1,785,645
Less: Intangible assets, net	(8,669)	(8,806)	(9,303)
Tangible assets	$1,737,244	$1,746,412	$1,776,342
Common shares outstanding	8,471,761	8,481,799	8,498,484
Tangible Book Value Per Share	$20.59	$19.95	$19.72
Tangible Equity/Tangible Assets	10.04%	9.69%	9.43%

	For the Three Months Ended March 31,	For the Year Ended December 31,	For the Three Months Ended March 31,
(dollars in thousands)	2014	2013	2013
Net Income	$4,973	$18,607	$4,790
Plus: Intangible amortization, net of tax(1)	89	431	110
Adjusted net income	$5,062	$19,038	$4,900
Average Tangible Equity
Average total shareholders’ equity	$181,274	$175,666	$175,213
Less: Average intangible assets, net	(8,723)	(9,073)	(9,369)
Average tangible equity	$172,551	$166,593	$165,844
Return on Average Tangible Equity (annualized)	11.90%	11.43%	11.98%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$13,527	$53,962	$13,791
Plus tax equivalent adjustment:(1)
Loans	273	963	194
Securities	729	2,795	604
Tax equivalent net interest income (1)	$14,529	$57,720	$14,589
Average interest earning assets	$1,656,857	$1,667,251	$1,685,601
Net Interest Margin	3.55%	3.46%	3.51%

Operating Expense
Total noninterest expense	10,392	42,087	10,994
Less: Amortization of intangibles	(137)	(663)	(166)
Operating expense	$10,255	$41,424	$10,828
Operating Revenue
Tax equivalent net interest income (1)	$14,529	$57,720	$14,589
Plus: Noninterest income	4,217	14,728	3,981
Less: Gain on sale or call of available for sale securities	(783)	(65)	(80)
(Gain) loss on sale of premises and equipment	(3)	3	2
Operating revenue	$17,960	$72,386	$18,492
Efficiency Ratio	57.10%	57.23%	58.56%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of March 31, 2014	As of December 31, 2013
(dollars in thousands, except per share amounts)	(unaudited)
ASSETS
Cash and due from banks	$25,571	$24,516
Interest-bearing deposits in banks	9,504	374
Federal funds sold	181	—
Cash and cash equivalents	35,256	24,890
Investment securities:
Available for sale	496,918	498,561
Held to maturity (fair value of $32,304 as of March 31, 2014 and $30,191 as of December 31, 2013)	33,963	32,625
Loans held for sale	89	357
Loans	1,072,951	1,088,412
Allowance for loan losses	(16,425)	(16,179)
Net loans	1,056,526	1,072,233
Loan pool participations, net	23,400	25,533
Premises and equipment, net	29,885	27,682
Accrued interest receivable	9,289	10,409
Intangible assets, net	8,669	8,806
Bank-owned life insurance	29,827	29,598
Other real estate owned	1,996	1,770
Deferred income taxes	4,165	8,194
Other assets	15,930	14,560
Total assets	$1,745,913	$1,755,218
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$206,037	$222,359
Interest-bearing checking	620,027	592,673
Savings	101,816	94,559
Certificates of deposit under $100,000	243,727	256,283
Certificates of deposit $100,000 and over	204,069	209,068
Total deposits	1,375,676	1,374,942
Federal funds purchased	—	5,482
Securities sold under agreements to repurchase	52,293	61,183
Federal Home Loan Bank borrowings	108,900	106,900
Deferred compensation liability	3,447	3,469
Long-term debt	15,464	15,464
Accrued interest payable	700	765
Other liabilities	6,290	8,997
Total liabilities	1,562,770	1,577,202
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at March 31, 2014 and December 31, 2013	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at March 31, 2014 and December 31, 2013; issued 8,690,398 shares at March 31, 2014 and December 31, 2013; outstanding 8,471,761 shares at March 31, 2014 and 8,481,799 shares at December 31, 2013	8,690	8,690
Additional paid-in capital	80,338	80,506
Treasury stock at cost, 218,637 shares as of March 31, 2014 and 208,599 shares at December 31, 2013	(4,080)	(3,702)
Retained earnings	95,218	91,473
Accumulated other comprehensive income	2,977	1,049
Total shareholders' equity	183,143	178,016
Total liabilities and shareholders' equity	$1,745,913	$1,755,218

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands)	Three Months Ended March 31,
	2014	2013
Interest income:
Interest and fees on loans	$11,940	$12,114
Interest and discount on loan pool participations	280	1,080
Interest on bank deposits	4	5
Interest on investment securities:
Taxable securities	2,316	2,630
Tax-exempt securities	1,381	1,361
Total interest income	15,921	17,190
Interest expense:
Interest on deposits:
Interest-bearing checking	545	671
Savings	36	36
Certificates of deposit under $100,000	697	1,239
Certificates of deposit $100,000 and over	445	633
Total interest expense on deposits	1,723	2,579
Interest on federal funds purchased	1	9
Interest on securities sold under agreements to repurchase	30	36
Interest on Federal Home Loan Bank borrowings	562	692
Interest on other borrowings	6	8
Interest on long-term debt	72	75
Total interest expense	2,394	3,399
Net interest income	13,527	13,791
Provision for loan losses	450	200
Net interest income after provision for loan losses	13,077	13,591
Noninterest income:
Trust, investment, and insurance fees	1,518	1,349
Service charges and fees on deposit accounts	628	707
Mortgage origination and loan servicing fees	437	1,044
Other service charges, commissions and fees	619	572
Bank-owned life insurance income	229	231
Gain on sale or call of available for sale securities (Includes $783 and $80 reclassified from accumulated other comprehensive income for net gains on available for sale securities for the three months ended March 31, 2014 and 2013, respectively)	783	80
Gain (loss) on sale of premises and equipment	3	(2)
Total noninterest income	4,217	3,981
Noninterest expense:
Salaries and employee benefits	6,134	6,293
Net occupancy and equipment expense	1,605	1,688
Professional fees	575	683
Data processing expense	424	391
FDIC insurance expense	243	294
Amortization of intangible assets	137	166
Other operating expense	1,274	1,479
Total noninterest expense	10,392	10,994
Income before income tax expense	6,902	6,578
Income tax expense (Includes $305 and $31 income tax expense reclassified from accumulated other comprehensive income for the three months ended March 31, 2014 and 2013, respectively)	1,929	1,788
Net income	$4,973	$4,790

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Three Months Ended March 31, 2014	As of and for the Year Ended December 31, 2013	As of and for the Three Months Ended March 31, 2013
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$21.62	$20.99	$20.81
Tangible book value per share	20.59	19.95	19.72
Financial Ratios:
Tangible equity/tangible assets	10.04%	9.69%	9.43%
Total shareholders’ equity/total assets	10.49%	10.14%	9.90%
Total bank loans/total deposits	77.99%	79.16%	75.84%
Total loans + loan pool participations/total deposits	79.85%	81.17%	78.35%
Asset Quality:
Gross bank loans	$1,072,951	$1,088,412	$1,041,783
Allowance for bank loan losses	16,425	16,179	16,260
Net charge-offs (recoveries)	204	1,128	(103)
Bank loans past due 30 - 89 days	4,744	4,901	6,465
Other real estate owned	1,996	1,770	3,025
Non-performing bank loans
Non-accrual loans	$3,491	$3,240	$2,385
Restructured loans	8,952	9,151	7,708
Loans 90+ days past due and still accruing interest	371	1,385	667
Total non-performing bank loans	12,814	13,776	10,760

Gross loan pool participations	$25,534	$27,667	$34,513
Allowance for loan pool participation losses	2,134	2,134	2,134
Net bank loan charge-offs (recoveries)/average bank loans - annualized	0.08%	0.10%	(0.04)%
Nonperforming bank loans/total bank loans	1.19%	1.27%	1.03%
Nonperforming bank loans + other real estate/total assets	0.85%	0.89%	0.77%
Allowance for bank loan losses/total bank loans	1.53%	1.49%	1.56%
Allowance for loan pool participation losses/total loan pool participations	8.36%	7.71%	6.18%
Allowance for bank loan losses/nonperforming bank loans	128.18%	117.44%	151.12%

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
(unaudited, dollars in thousands, except per share amounts)	2014	2013	2013
Per Share Data:
Ending number of shares outstanding	8,471,761	8,498,484	8,481,799
Average number of shares outstanding	8,475,593	8,493,376	8,477,904
Diluted average number of shares	8,507,973	8,536,495	8,525,119
Earnings per common share - basic	$0.59	$0.56	$2.19
Earnings per common share - diluted	0.58	0.56	2.18
Dividends paid per common share	0.145	0.125	0.50
Performance Ratios:
Return on average assets - annualized	1.15%	1.09%	1.06%
Return on average shareholders’ equity - annualized	11.13%	11.09%	10.59%
Return on average tangible equity - annualized	11.90%	11.98%	11.43%
Net interest margin	3.55%	3.51%	3.46%
Efficiency ratio*	57.10%	58.56%	57.23%
Average Balances:
Total bank loans	$1,082,467	$1,034,560	$1,059,356
Total loan pool participations	27,061	36,590	32,648
Interest-earning assets	1,656,857	1,685,601	1,667,251
Total assets	1,747,027	1,774,931	1,756,344
Interest-bearing deposits	1,154,608	1,201,842	1,155,294
Interest-bearing liabilities	1,339,292	1,403,064	1,363,467
Total equity	181,274	175,213	175,666

* Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.